Exhibit 99.1
NEWS RELEASE

MARSH & McLENNAN COMPANIES REPORTS
FOURTH QUARTER AND FULL-YEAR 2013 RESULTS

Strong Underlying Revenue Growth in the Fourth Quarter in Both Segments
Double-Digit Increase in Adjusted Operating Income for Fourth Quarter and Full Year
Fourth Quarter GAAP EPS Rises 15% and Adjusted EPS Up 10% to $.57
Full-Year GAAP EPS Increases 14% and Adjusted EPS Rises 15% to $2.48

NEW YORK, February 11, 2014 — Marsh & McLennan Companies, Inc. (NYSE: MMC) today reported financial results for the fourth quarter and year ended December 31, 2013.
Dan Glaser, president and CEO, said: “Marsh & McLennan Companies had excellent results in the fourth quarter of 2013. On a consolidated basis, the Company produced underlying revenue growth of 4%, with the adjusted margin rising 130 basis points and double-digit growth in both GAAP and adjusted EPS. Marsh had underlying revenue growth of 4%, with all geographic regions contributing. Guy Carpenter generated underlying revenue growth of 6%, its best performance in 2013. Mercer grew underlying revenue 4%, driven by outstanding performance in Health and Investments. Oliver Wyman’s 5% increase in underlying revenue was its strongest performance in the past six quarters.
“For the full year, Marsh & McLennan Companies’ results were outstanding. On a consolidated basis, adjusted operating income grew 14%, and the consolidated margin increased 180 basis points to 17.4% from 15.6%. Marsh produced another year of strong performance, with underlying revenue growth across all major geographies and record new business development. Guy Carpenter’s results for the year were excellent, with underlying revenue growth of 5%. Mercer’s strong performance included 4% underlying revenue growth, fueling the Consulting segment’s record profitability. Oliver Wyman’s underlying revenue growth improved sequentially throughout the year. For the fourth consecutive year, the Risk and Insurance Services and Consulting segments both achieved double-digit growth in adjusted operating income.

“We are proud of our accomplishments this past year.  We have established an operating platform that positions us well to deliver sustained long-term EPS growth approaching 13%,” concluded Mr. Glaser.
Consolidated Results
Consolidated revenue in the fourth quarter of 2013 was $3.1 billion, an increase of 4% on both a reported and underlying basis, compared with the fourth quarter of 2012. Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items, such as acquisitions, dispositions, and transfers among businesses. Operating income was $489 million, compared with $406 million in the prior year period. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 13% in the fourth quarter to $509 million.
Net income attributable to the Company was $303 million, or $.54 per diluted share, in the fourth quarter. This compares with $259 million, or $.47 per diluted share, in the prior year. Adjusted earnings per share grew 10% to $.57, compared with $.52 last year. The fourth quarter includes a $24 million expense, or $.03 per share, related to the cost of extinguishment of debt.
For 2013, revenue was $12.3 billion, an increase of 3% on both a reported and underlying basis. Operating income rose 14% to $2.1 billion, compared with $1.8 billion in the prior year. Adjusted operating income also grew 14% to $2.1 billion. Net income was $1.4 billion, or $2.43 per diluted share, compared with $1.2 billion, or $2.13 per diluted share, in 2012. Adjusted earnings per share for 2013 increased 15% to $2.48.
Risk and Insurance Services
Risk and Insurance Services revenue was $1.6 billion in the fourth quarter of 2013, an increase of 4% on both a reported and underlying basis. Adjusted operating income increased 9% to $327 million. For the full year 2013, segment revenue was $6.6 billion, an increase of 4% from the prior year period, or 3% on an underlying basis. Adjusted operating income rose 11% to $1.5 billion, compared with $1.3 billion last year.
Marsh's revenue in the fourth quarter of 2013 was $1.4 billion, an increase of 4% on both a reported and underlying basis. International operations had underlying revenue growth of 4% in the fourth quarter, reflecting growth of 13% in Latin America; 4% in Asia Pacific; and 3% in EMEA. In the US/Canada division, underlying revenue grew 3%. Guy Carpenter's fourth quarter revenue was $209 million, an increase of 6% on both a reported and underlying basis, reflecting broad-based growth in North America, International, Global Specialties, and UK Facultative.

Consulting
Consulting segment revenue was $1.5 billion in the fourth quarter, an increase of 4% on both a reported and underlying basis. Adjusted operating income was $222 million, an increase of 16% from $191 million. For the full year 2013, segment revenue was $5.7 billion, an increase of 2% on both a reported and underlying basis. Adjusted operating income rose 13% to $847 million, compared with $747 million last year.
Mercer's revenue was $1.1 billion in the fourth quarter of 2013, an increase of 2%, or 4% on an underlying basis. Health grew 6% on an underlying basis; Investments grew 10%; Retirement was unchanged; and Talent declined 3%. Oliver Wyman's revenue was $408 million in the fourth quarter of 2013, an increase of 8% on a reported basis, or 5% on an underlying basis.
Other Items
In the fourth quarter of 2013, the Company had investment income of $11 million, compared with $4 million a year ago.
In the fourth quarter, the Company repurchased 3.2 million shares of its common stock for $150 million. For the full year, 13.2 million shares of common stock were repurchased for $550 million.
Conference Call
A conference call to discuss fourth quarter and full-year 2013 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 888 299 7205. Callers from outside the United States should dial +1 719 785 9448. The access code for both numbers is 5132808. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event.
About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy, and human capital. Marsh is a global leader in insurance broking and risk management; Guy Carpenter is a global leader in providing risk and reinsurance intermediary services; Mercer is a global leader in talent, health, retirement, and investment consulting; and Oliver Wyman is a global leader in management consulting. Marsh & McLennan Companies’ 55,000 colleagues worldwide provide analysis, advice, and transactional capabilities to clients in more than 100 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; the expected impact of acquisitions and dispositions; the impact of competition; pension obligations; the impact of foreign currency exchange rates; our effective tax rates; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure, dividend policy, cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

•	our exposure to potential liabilities arising from errors and omissions claims against us;

•
the impact of competition, including with respect to our geographic reach, the sophistication and quality of our services, our pricing relative to competitors, our customers' option to self-insure or utilize internal resources instead of consultants, and our corporate tax rates relative to a number of our competitors;

•	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

•
our ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information or data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs and/or the improper disclosure of confidential information or data;

•
our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which we operate, including trade sanctions laws relating to countries such as Cuba, Iran, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;

•	our ability to make acquisitions and dispositions and to integrate, and realize expected synergies, savings or benefits from, the businesses we acquire;

•	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

•	the impact on our net income caused by fluctuations in foreign currency exchange rates;

•
our ability to successfully recover should we experience a disaster or other business continuity problem, such as an earthquake, hurricane, flood, terrorist attack, pandemic, security breach, cyber attack, power loss, telecommunications failure or other natural or man-made disaster;

•	the impact of changes in interest rates and deterioration of counterparty credit quality on our results related to our cash balances and investment portfolios, including corporate and fiduciary funds;

•	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

•	changes in applicable tax or accounting requirements; and

•
potential income statement effects from the application of FASB's ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances, including the effect of any subsequent adjustments to the estimates we use in applying this accounting standard.

The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on the above forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the “Risk Factors” section of our most recently filed Annual Report on
Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenue	$3,115	$3,002	$12,261	$11,924
Expense:
Compensation and Benefits	1,833	1,802	7,226	7,134
Other Operating Expenses	793	794	2,958	2,961
Operating Expenses	2,626	2,596	10,184	10,095
Operating Income	489	406	2,077	1,829
Interest Income	5	6	18	24
Interest Expense	(43)	(46)	(167)	(181)
Cost of Extinguishment of Debt	(24)	—	(24)	—
Investment Income	11	4	69	24
Income Before Income Taxes	438	370	1,973	1,696
Income Tax Expense	131	105	594	492
Income from Continuing Operations	307	265	1,379	1,204
Discontinued Operations, Net of Tax	—	(2)	6	(3)
Net Income Before Non-Controlling Interests	307	263	1,385	1,201
Less: Net Income Attributable to Non-Controlling Interests	4	4	28	25
Net Income Attributable to the Company	$303	$259	$1,357	$1,176
Basic Net Income Per Share
- Continuing Operations	$0.55	$0.48	$2.46	$2.16
- Net Income Attributable to the Company	$0.55	$0.48	$2.47	$2.16
Diluted Net Income Per Share
- Continuing Operations	$0.54	$0.47	$2.42	$2.13
- Net Income Attributable to the Company	$0.54	$0.47	$2.43	$2.13
Average Number of Shares Outstanding
- Basic	548	545	549	544
- Diluted	557	554	558	552
Shares Outstanding at 12/31	547	545	547	545

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended December 31, 2013
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2013	2012
Risk and Insurance Services
Marsh	$1,418	$1,363	4%	(2)%	2%	4%
Guy Carpenter	209	198	6%	(1)%	1%	6%
Subtotal	1,627	1,561	4%	(2)%	2%	4%
Fiduciary Interest Income	6	8
Total Risk and Insurance Services	1,633	1,569	4%	(2)%	2%	4%
Consulting
Mercer	1,084	1,061	2%	(1)%	—	4%
Oliver Wyman Group	408	378	8%	1%	2%	5%
Total Consulting	1,492	1,439	4%	(1)%	—	4%
Corporate / Eliminations	(10)	(6)
Total Revenue	$3,115	$3,002	4%	(1)%	1%	4%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2013	2012
Marsh:
EMEA	$466	$452	3%	—	—	3%
Asia Pacific	163	168	(3)%	(7)%	—	4%
Latin America	132	111	19%	(8)%	15%	13%
Total International	761	731	4%	(3)%	2%	4%
U.S. / Canada	657	632	4%	(1)%	2%	3%
Total Marsh	$1,418	$1,363	4%	(2)%	2%	4%
Mercer:
Health	$376	$354	6%	—	—	6%
Retirement	338	352	(4)%	—	(4)%	—%
Talent	171	168	2%	(2)%	7%	(3)%
Investments	199	187	6%	(5)%	1%	10%
Total Mercer	$1,084	$1,061	2%	(1)%	—	4%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Twelve Months Ended December 31, 2013
(Millions) (Unaudited)

				Components of Revenue Change*
	Twelve Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2013	2012
Risk and Insurance Services
Marsh	$5,438	$5,232	4%	(1)%	2%	3%
Guy Carpenter	1,131	1,079	5%	(1)%	1%	5%
Subtotal	6,569	6,311	4%	(1)%	2%	4%
Fiduciary Interest Income	27	39
Total Risk and Insurance Services	6,596	6,350	4%	(1)%	2%	3%
Consulting
Mercer	4,241	4,147	2%	(1)%	—	4%
Oliver Wyman Group	1,460	1,466	—	1%	—	(1)%
Total Consulting	5,701	5,613	2%	(1)%	—	2%
Corporate / Eliminations	(36)	(39)
Total Revenue	$12,261	$11,924	3%	(1)%	1%	3%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Twelve Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2013	2012
Marsh:
EMEA	$1,902	$1,860	2%	—	—	3%
Asia Pacific	659	656	—	(5)%	—	5%
Latin America	392	353	11%	(9)%	7%	13%
Total International	2,953	2,869	3%	(2)%	1%	4%
U.S. / Canada	2,485	2,363	5%	—	4%	2%
Total Marsh	$5,438	$5,232	4%	(1)%	2%	3%
Mercer:
Health	$1,511	$1,412	7%	—	1%	6%
Retirement	1,344	1,396	(4)%	—	(4)%	1%
Talent	606	604	—	(2)%	4%	(1)%
Investments	780	735	6%	(3)%	1%	9%
Total Mercer	$4,241	$4,147	2%	(1)%	—	4%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended December 31
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss.  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or (loss), on a consolidated and segment basis, for the three months ended December 31, 2013 and 2012.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended December 31, 2013
Operating income (loss)	$310	$221	$(42)	$489
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	2	1	2	5
Adjustments to acquisition related accounts (b)	15	1	—	16
Other	—	(1)	—	(1)
Operating income adjustments	17	1	2	20
Adjusted operating income (loss)	$327	$222	$(40)	$509
Operating margin	18.9%	14.8%	N/A	15.7%
Adjusted operating margin	20.0%	14.9%	N/A	16.3%
Three Months Ended December 31, 2012
Operating income (loss)	$310	$140	$(44)	$406
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	2	51	4	57
Adjustments to acquisition related accounts (b)	(12)	—	—	(12)
Other	—	—	(1)	(1)
Operating income adjustments	(10)	51	3	44
Adjusted operating income (loss)	$300	$191	$(41)	$450
Operating margin	19.8%	9.8%	N/A	13.5%
Adjusted operating margin	19.2%	13.3%	N/A	15.0%

(a) Primarily severance, future rent under non-cancellable leases, and integration costs related to cost reduction activities for recent acquisitions.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Twelve Months Ended December 31
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss.  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or (loss), on a consolidated and segment basis, for the twelve months ended December 31, 2013 and 2012.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Twelve Months Ended December 31, 2013
Operating income (loss)	$1,421	$845	$(189)	$2,077
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	7	2	13	22
Adjustments to acquisition related accounts (b)	31	1	—	32
Other	(1)	(1)	(1)	(3)
Operating income adjustments	37	2	12	51
Adjusted operating income (loss)	$1,458	$847	$(177)	$2,128
Operating margin	21.5%	14.8%	N/A	16.9%
Adjusted operating margin	22.1%	14.9%	N/A	17.4%
Twelve Months Ended December 31, 2012
Operating income (loss)	$1,334	$692	$(197)	$1,829
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	8	58	12	78
Adjustments to acquisition related accounts (b)	(32)	(3)	—	(35)
Other	(2)	—	(6)	(8)
Operating income adjustments	(26)	55	6	35
Adjusted operating income (loss)	$1,308	$747	$(191)	$1,864
Operating margin	21.0%	12.3%	N/A	15.3%
Adjusted operating margin	20.6%	13.3%	N/A	15.6%

(a) Primarily severance, future rent under non-cancellable leases, and integration costs related to cost reduction activities for recent acquisitions.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three and Twelve Months Ended December 31
(Millions) (Unaudited)

Adjusted income, net of tax
Adjusted income, net of tax is calculated as: the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table; divided by MMC's average number of shares outstanding-diluted for the period.

Reconciliation of the Impact of Non-GAAP Measures on diluted earnings per share -
	Three Months Ended December 31, 2013			Three Months Ended December 31, 2012
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$307			$265
Less: Non-controlling interest, net of tax		4			4
Subtotal		$303	$0.54		$261	$0.47
Operating income adjustments	$20			$44
Impact of income taxes	(7)			(17)
		13	0.03		27	0.05
Adjusted income, net of tax		$316	$0.57		$288	$0.52

	Twelve Months Ended December 31, 2013			Twelve Months Ended December 31, 2012
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$1,379			$1,204
Less: Non-controlling interest, net of tax		28			25
Subtotal		$1,351	$2.42		$1,179	$2.13
Operating income adjustments	$51			$35
Impact of income taxes	(18)			(24)
		33	0.06		11	0.02
Adjusted income, net of tax		$1,384	$2.48		$1,190	$2.15

Marsh & McLennan Companies, Inc.
Supplemental Information
(Millions) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Depreciation and amortization expense	$73	$76	$286	$277
Identified intangible amortization expense	$19	$19	$72	$72
Stock option expense	$3	$3	$18	$26
Capital expenditures	$113	$71	$401	$320

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	December 31, 2013	December 31, 2012
ASSETS

Current assets:
Cash and cash equivalents	$2,303	$2,301
Net receivables	3,259	3,058
Other current assets	687	604
Total current assets	6,249	5,963

Goodwill and intangible assets	7,365	7,261
Fixed assets, net	828	809
Pension related assets	979	260
Deferred tax assets	626	1,223
Other assets	881	772
TOTAL ASSETS	$16,928	$16,288

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$334	$260
Accounts payable and accrued liabilities	1,861	1,721
Accrued compensation and employee benefits	1,465	1,473
Accrued income taxes	97	110
Total current liabilities	3,757	3,564

Fiduciary liabilities	4,234	3,992
Less - cash and investments held in a fiduciary capacity	(4,234)	(3,992)
	—	—
Long-term debt	2,621	2,658
Pension, post-retirement and post-employment benefits	1,150	2,094
Liabilities for errors and omissions	373	460
Other liabilities	1,052	906

Total equity	7,975	6,606
TOTAL LIABILITIES AND EQUITY	$16,928	$16,288